Schedule 14A Information

                           Proxy Statement Pursuant to
                              Section 14(a) of the
                         Securities Exchange Act of 1934
                              (Amendment No. _____)

Filed by the Registrant    |x|

Filed by a Party other than the Registrant   | |

Check the appropriate box:

| |  Preliminary Proxy Statement

| |  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))

|X|  Definitive Proxy Statement

| |  Definitive Additional Materials

| |  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

     Capital Associates, Inc.
     --------------------------------------------
     (Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

| |  $125 per Exchange Act Rules 0-11(c)(1)(ii) or 14a-6(i)(1), or 14a-6(i)(2)

| |  $500 per each party to the controversy pursuant to Exchange Act  Rule 14a-6
     (1)(3)

| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11

(1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------


(2)  Aggregate number of securities to which transaction applies:

     -----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

(5)  Total fee paid:

| |  Fee paid previously with preliminary materials

     | | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     (3) Filing Party:

         -----------------------------------------------------------------------

     (4) Date Filed:

         -----------------------------------------------------------------------

                            CAPITAL ASSOCIATES, INC.
                           7175 West Jefferson Avenue
                            Lakewood, Colorado 80235

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                October 23, 1998


To the Stockholders of
Capital Associates, Inc.:

              The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Capital Associates, Inc., a Delaware corporation (the "Company"), will be held on Friday, October 23, 1998, starting at 8:30 a.m. (local time), in the Hampden Room of the Holiday Inn, 7390 West Hampden Avenue, Lakewood, Colorado 80235, for the following purposes:

              1. To elect five directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

              2. To ratify the selection by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company for the 1999 fiscal year.

              3. To transact such other business as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

              The Board of Directors has fixed the close of business on Friday, September 11, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours by any stockholder of the Company, for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting at the Company's offices located at the address set forth above.

              A copy of the Company's Annual Report for the fiscal year ended May 31, 1998, a Proxy Statement and a proxy card accompany this notice. These materials are first being sent to stockholders on or about September 25, 1998.

              Stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy card.

                                By Order of the Board of Directors,

                                /s/PHILIP J. TEIGEN
                                -------------------------------------
                                PHILIP J. TEIGEN
                                Secretary


Lakewood, Colorado
September 25, 1998

                            CAPITAL ASSOCIATES, INC.
                           7175 West Jefferson Avenue
                            Lakewood, Colorado 80235


                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON FRIDAY, OCTOBER 23, 1998

              This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of the Company, in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board") for use at the Company's 1998 Annual Meeting of Stockholders to be held on Friday, October 23, 1998, at 8:30 a.m. (local time), in the Hampden Room of the Holiday Inn, 7390 West Hampden Avenue, Lakewood, Colorado 80235, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and the Company's Annual Report (the "Annual Report") for the fiscal year ended May 31, 1998 ("Fiscal 1998"), are first being mailed to stockholders on or about September 25, 1998. The Annual Report is not to be considered a part of the Company's proxy solicitation materials.

                            PURPOSE OF ANNUAL MEETING

              At the Annual Meeting, stockholders will be asked to (1) elect five directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (2) ratify KPMG Peat Marwick LLP as the Company's auditors for the year ending May 31, 1999 ("Fiscal 1999"); and (3) transact such other business as may properly come before the Annual Meeting.

              The Board recommends a vote "FOR" (1) the election of the five nominees for directors of the Company listed below, and (2) ratification of KPMG Peat Marwick LLP as the Company's auditors for Fiscal 1999.


                            QUORUM AND VOTING RIGHTS

              The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on Friday, September 11, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 5,125,444 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

              All  shares of  Common  Stock  represented  by  properly  executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR")
(1) the election of the five nominees for directors of the Company listed below and (2) ratification of KPMG Peat Marwick LLP as the Company's auditors for Fiscal 1999. The holders of a majority of the outstanding shares of Common Stock or the Company, present at the Annual Meeting in person or represented by proxy, shall constitute a quorum. If a quorum is present, directors are elected by a plurality of the vote, i.e., the nominees receiving the highest number of votes cast in favor of their election will be elected to the Board. As to all other matters voted on at the Annual Meeting, the matter is approved if the votes cast in favor of the matter exceed the votes cast opposing the matter. Broker non-votes will not be counted as shares present for quorum purposes, for purposes of the matters not voted on by the brokers, and will not be counted for any purpose in determining whether such a proposal has been approved. Abstentions will be counted as shares present for quorum purposes, but otherwise will count as a vote against the applicable proposal.

              Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked by (1) filing with the Company a written revocation of the proxy, (2) appearing at the Annual Meeting, revoking the proxy and casting a vote in person or (3) submitting a duly executed proxy bearing a later date.

              The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication, telephone, telegraph or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.


                              ELECTION OF DIRECTORS


NOMINEES

              The Board currently consists of five members: William H. Buckland, James D. Edwards, Gary M. Jacobs, Robert A. Sharpe II and James D. Walker. All of the directors were elected at the prior annual meeting of stockholders of the Company held on October 24, 1997 (the "1997 Annual Meeting").

              The Board proposes that the five individuals listed below as nominees be elected as directors of the Company to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve if elected to the Board. In the event that any nominee is unable to serve as a director at the time of the Annual Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee as shall be designated by the Board to fill the vacancy.

              The names of the nominees, their ages at the Record Date and certain other information about them are set forth below:


             Nominee          Age          Position(s) with Company             Director Since
             -------          ---          ------------------------             --------------

       William H. Buckland     53                  Director                          1995
        James D. Edwards       58                  Director                          1987
         Gary M. Jacobs        51                  Director                   1978-1990 and 1994
       Robert A. Sharpe II     40                  Director                          1996
                                      Chairman of the Board, President,
         James D. Walker       53    Chief Executive Officer and Director            1994



              Mr. Buckland has been Chairman of the Board, President and Chief Executive Officer of MCC Financial Corporation, an aircraft and equipment lessor ("MCC"), since May 1998. From May 1988 to May 1998, Mr. Buckland was Chairman of the Board, Secretary and Treasurer of MCC. From May 1988 to present, Mr. Buckland has been and continues to be a director and 50% stockholder of MCC. Immediately prior to the purchase of MCC in 1988, Mr. Buckland held, from 1978 to 1988, a number of executive positions at Fairchild Industries, Inc. Mr. Buckland is also a director of MCC Aircraft Leasing I, Inc., MCC World Aviation Associates, Inc., and Capital Associates International, Inc., a wholly-owned subsidiary of the Company ("CAII").

              Mr. Edwards has been retired since 1995. From May 1989 to May 1995, Mr. Edwards was President, Chief Executive Officer and a director of Tricord Systems, Inc., a computer hardware and software development firm. From 1987 to 1989, Mr. Edwards was President and Chief Executive Officer of Telwatch, Inc., a telecommunications firm. From 1983 to 1987, Mr. Edwards held various executive positions with AT&T, including President of AT&T Computer Systems. Prior to 1983, Mr. Edwards held executive positions with IBM Corporation, Xerox Corporation and Bausch & Lomb. Mr. Edwards is also a director of Chatcom, Inc., Lexicor, Red Hill, Dezignz and CAII.

              Mr. Jacobs has been Executive Vice President and Secretary of Corporate Express, Inc., an office products supply company ("CEI"), since July 1995. From 1992 to July 1995, Mr. Jacobs was also Chief Financial Officer of CEI. From 1990 through November 1992, Mr. Jacobs served as the President and Chief Executive Officer of Boulder Retail Finance Corporation, an investment firm controlled by Mr. Jacobs. From 1978 through mid-1990, Mr. Jacobs served as Executive Vice President and in various other senior executive positions with the Company and CAII. Prior to joining the Company, Mr. Jacobs served as a director of finance for Storage Technology Corporation, a company which manufactures computer peripheral devices. Mr. Jacobs served as a director of the Company and CAII from 1978 through mid-1990 and is currently a director of Boulder Retail Finance Corporation and CAII.

              Mr. Sharpe has been Executive Vice President of Fairchild Fasteners, a fastener manufacturer, since July 1996. From July 1994 through June 1996, Mr. Sharpe was Vice President, Corporate Development of Smithfield Foods, Inc, a food processor. Prior to joining Smithfield Foods, Inc., Mr. Sharpe had a ten year career in corporate banking. From 1987 through June 1994, Mr. Sharpe served in a number of capacities at NationsBank Corporation, a bank holding company, including Senior Vice President in charge of Mid-Atlantic Corporate Banking relationships. Mr. Sharpe is also a director of the Fairchild Corporation and CAII.

              Mr. Walker has been the President and Chief Executive Officer of the Company since April 1998. From May 1988 to May 1998, Mr. Walker was President and Chief Executive Officer of MCC. From May 1988 to present, Mr. Walker has been and continues to be a director and 50% stockholder of MCC. Prior to that time, Mr. Walker was involved in equipment lease management with Equipment Leasing and Financing Corp. (President 1987-1988),Thomson McKinnon Securities, Regional Vice President - Lease Originations from 1986 to 1987 and Finalco, Inc. starting as Marketing Representative in 1981 and becoming Senior Vice President of Marketing. Prior to that, Mr. Walker held marketing and engineering positions with IBM Corporation and TRW, Inc. Mr. Walker is also a director of MCC Aircraft Leasing I, Inc., MCC World Aviation Associates, Inc. and CAII.

BOARD COMMITTEES AND MEETINGS

                  The Board held a total of four (4) regular meetings during Fiscal 1998 and no special meetings. The Board currently has an Audit and Finance Committee, Compensation and Operations Committee, Nominating Committee and Executive Committee.

                  The Audit and Finance Committee, consisting of Messrs. Buckland, Jacobs, and Sharpe, held a total of four (4) meetings during Fiscal 1998. The Audit and Finance Committee recommends selection of the Company's independent auditors and is primarily responsible for reviewing recommendations made by the Company's independent auditors, evaluating the Company's adoption of such recommendations and evaluating, and making recommendations with respect to, the Company's internal audit functions and certain finance matters. Mr. Jacobs currently serves as the Chairman of the Audit and Finance Committee.

                  The  Compensation  and  Operations   Committee  consisting  of
Messrs. Edwards and Walker, held a total of four (4) meetings during Fiscal 1998. The Compensation and Operations Committee is responsible for initiating, evaluating and recommending to the Board amendments to the Company's compensation plans and overseeing certain operations matters. Mr. Edwards currently serves as the Chairman of the Compensation and Operations Committee.

                  The  Nominating  Committee  consisting  of Messrs.  Sharpe and
Walker, held a total of one (1) meeting during Fiscal 1998. The Nominating Committee recommends to the Board nominees for appointment to the Board and nominees for the slate of directors to be voted on by the Company's stockholders at the annual meetings. The Nominating Committee will not consider nominees recommended by stockholders. Mr. Walker currently serves as the Chairman of the Nominating Committee.

                  The Executive Committee consisting of Messrs. Buckland and Walker, held a total of fourteen (14) meetings during Fiscal 1998. The Executive Committee is responsible for (1) overseeing, reviewing and consulting with senior management, and approving certain actions of senior management, concerning the execution and implementation of the Company's business plan, (2) approving certain material lease transactions, (3) approving promotions and compensation adjustments for all employees below the senior vice president level and (4) performing such other duties as may be assigned to it by the Board from time to time.

                  In Fiscal 1998, the Board also appointed a Special Compensation Committee, consisting of Messrs. Edwards, Jacobs and Sharpe, to review proposed changes to the compensation for non-employee members of the Executive Committee and to review the compensation package for Mr. Walker when he became an employee of the Company and accepted the additional responsibilities of President and Chief Executive Officer of the Company in April 1998. This Special Committee held two (2) meetings during Fiscal 1998. The Special Compensation Committee was dissolved in April 1998.

                  Until his resignation in April 1998, Mr. Lacey had served on the Audit and Finance Committee, the Compensation and Operations Committee, the Nominating Committee and the Executive Committee. The vacancies on these committees created by Mr. Lacey's resignation have not been filled.

DIRECTOR COMPENSATION

              The Board amended and restated the Company's Board of Directors Compensation Policy in Fiscal 1996 (the "Amended Policy"), effective on and as of October 26, 1995. Pursuant to the Amended Policy, the Company pays each director who is not an officer of the Company (a "Non-Employee Director") (1) a $3,750 quarterly retainer ($5,000 in the case of the Chairman of the Board), (2) $1,000 for each Board meeting attended, (3) $1,000 for each committee meeting (other than Executive Committee meetings) attended, (4) consulting fees for consulting services at a rate approved by the Board, and (5) all reasonable out-of-pocket expenses of attending such meetings and performing any consulting services for the Company.

              Pursuant to a Consulting Agreement with Mr. Buckland, dated as of June 1, 1996, the Company paid $187,500 for services rendered during Fiscal 1998. Pursuant to a Consulting Agreement with Mr. Walker, dated as of June 1, 1996, the Company paid $218,750 for services rendered during Fiscal 1998 through April 7, 1998, at which time the Consulting Agreement was terminated when Mr. Walker became an employee of the Company. In addition, pursuant to the Consulting Agreements, the Board's Special Committee determined the form of incentive compensation for Messrs.
Buckland and Walker for Fiscal 1997, 1998 and 1999.

              For Fiscal 1997, the Board's Special Compensation Committee decided to provide incentive compensation to each of Messrs. Buckland and Walker through the Company's assignment to each of a 2.70735 percent interest in the residual proceeds derived from equipment subject to equipment leases with General Motors that originated from June 1, 1995 through May 31, 1997. Such residual proceeds will be realized and paid over approximately seven (7) years. The assignments of these interests in the residual proceeds are in the form of the Company's non-recourse residual sharing notes. In Fiscal 1997, the Company accrued an estimated expense of $50,500 for each of the residual sharing notes, reducing the Company's book value for these residuals to reflect this assigned interest to Messrs. Buckland and Walker.

              For Fiscal 1998 and 1999, the Consulting Agreements provide incentive compensation of 4% (the "Base Incentive Payment Percentage") of the Company's pre-tax earnings for each such fiscal year. The Base Incentive Payment Percentage is to be adjusted up or down by the percentage change in the average closing price of the Company's stock for the last four months of the applicable fiscal year, as compared to the same period in the prior fiscal year, but in no event will the Base Incentive Payment Percentage be adjusted lower than 3% or higher than 6%.

              For Fiscal 1998, the total incentive compensation earned by Mr. Buckland was $96,000 and by Mr. Walker was $82,000. Mr. Walker's incentive compensation payment was pro-rated to the date his Consulting Agreement was terminated, April 7, 1998. Of those amounts, payment of one-third has been deferred to June 1, 2001 so that Messrs. Buckland and Walker have received for Fiscal 1998, $64,000 and $54,667, respectively, and will receive the balance of $32,000 and $27,333, respectively, on June 1, 2001, provided each is still a director and/or employee on that date.

              The following table sets forth the amount of quarterly retainer fees, meeting fees, Executive Committee fees, consulting fees and total fees paid to each of the Non-Employee Directors who served as directors at any time during Fiscal 1998:



                          Quarterly                          Prior Year           Consulting
     Directors            Retainer         Meeting Fees        Fees               Fees(1)             Total (2)
     ---------            --------         ------------        ----               -------             ---------

William H. Buckland       $ 15,000         $  8,000 (4)         -0-                $ 187,500          $ 210,500
James D. Edwards          $ 15,000         $ 10,000 (5)         -0-                 -0-               $  25,000
Gary M. Jacobs            $ 15,000         $ 10,000 (6)          $ 37,000           -0-               $  62,000
Robert A. Sharpe II       $ 15,000         $ 10,000 (7)          $  2,000           -0-               $  27,000
James D. Walker           $ 20,000 (3)     $  8,000 (8)         -0-                $ 218,750          $ 246,750


(1) For Fiscal 1998, Messrs. Buckland and Walker earned $96,000 and $82,000, respectively, in the form of incentive compensation; payment of one-third of which has been deferred to June 1, 2001. Mr. Walker's incentive compensation was pro-rated to the date his Consulting Agreement terminated, April 7, 1998, as Mr. Walker became an employee of the Company on that date.

(2) These amounts do not include (a) expense reimbursements paid to the Non-Employee Directors during Fiscal 1998, (b) the value of stock options that were granted to the Non-Employee Directors in Fiscal 1998 and prior fiscal years, and (c) any amount that Mr. Walker received as incentive compensation as an employee of the Company from April 7 to May 31, 1998.

(3) As Chairman of the Board, Mr. Walker's quarterly retainer is $5,000. At Mr. Walker's instructions, the Company paid $5,000 of accrued Board fees otherwise payable to Mr. Walker to MCC World Aviation Associates, Inc., a corporation owned 50% by Mr. Buckland and 50% by Mr. Walker.

(4) Consists of $1,000 per meeting for (a) four regular Board meetings and (b) four committee meetings.

(5) Consists of $1,000 per meeting for (a) four regular Board meetings and (b) four committee meetings, and (c) two special committee meetings.

(6) Consists of $1,000 per meeting for (a) four regular Board meetings, (b) four committee meetings, and two special committee meetings. Mr. Jacobs elected to defer receipt of $37,000 of prior year's fees, which were paid in Fiscal 1998.

(7) Consists of $1,000 per meeting for (a) four regular Board meetings, (b) four committee meetings, and two special committee meeting. Mr. Sharpe elected to defer receipt of $2,000 of prior year's fees, which were paid in Fiscal 1998.

(8) Consists of $1,000 per meeting for (a) four regular Board meetings and (b) four committee meetings.

              For Fiscal 1998, the Company granted under the its Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") to each of Messrs. Edwards, Jacobs and Sharpe an option to acquire 5,000 shares of Common Stock at an exercise price of $3.25 per share and to each of Messrs. Buckland and Walker an option to acquire 10,000 shares at an exercise price of $ 3.25 per share (the "1998 Director Options"). All of the 1998 Director Options vested in full on May 31, 1998, and will expire in June, 2008. The Board determined that it was beneficial to the Company that Mr. Walker became an employee of the Company on April 7, 1998, and waived the forfeiture of his 1998 Director Options.

              For Fiscal 1999, the Company granted under the Non-Employee Director Plan to each of Messrs. Edwards, Jacobs and Sharpe an option to acquire 5,000 shares of Common Stock at an exercise price of $4.125 per share and to Mr. Buckland an option to acquire 45,000 shares at an exercise price of $4.125 per share (the "1999 Director Options"). All of the 1999 Director Options will vest in full on May 31, 1999, provided each recipient remains as a director and will expire in June, 2009. The Company granted Mr. Walker an option to acquire 10,000 shares of Common Stock under the Employee Stock Option Plan, at an exercise price of $4.125 per share, which will vest in full on May 31, 1999 and will expire in June, 2009.

COMPENSATION AND OPERATIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              Mr. Lacey resigned as President and Chief Executive Officer in April 1998 and was not replaced as a member of the Compensation and Operations Committee. Messrs. Edwards, Lacey (until April 1998) and Walker are (were) directors of the Company. In April 1998, Mr. Walker became an employee of the Company. Mr. Edwards has never been an employee of the Company. Messrs. Edwards, Lacey (until April 1998) and Walker also are (were) directors of CAII. Messrs. Buckland and Walker are directors and 50% stockholders of MCC and MCC World
Aviation Associates, Inc. ("MCC World"), which own of record 2,833,369 and 23,706 shares, respectively, of Common Stock. Mr. Buckland is also an officer of MCC and MCC World. See "Certain Transactions" below. The Company leased from MCC office space for its Southeast Region Office and paid MCC rent in the amount of $23,060 for Fiscal 1998. The Company reimbursed MCC $8,449 for insurance on certain aircraft that had been returned after lease expiration. Mr. Lacey was President and Chief Executive Officer and a director of the Company and of CAII until his resignation in April 1998. Mr. Walker is now President and Chief Executive Officer and a director of CAII.

                               EXECUTIVE OFFICERS

              The following table sets forth (i) the names of the executive officers, (ii) their ages at the Record Date and (iii) the capacities in which they serve the Company:


     Name of Individual          Age          Capacities in Which Served
     ------------------          ---          --------------------------

     James D. Walker             53      Chairman of the Board, President, Chief
                                         Executive Officer & Director
     Anthony M. DiPaolo          38      Senior Vice President - Chief Financial
                                         Officer & Treasurer
     David  L.  Fabian           50      Senior   Vice   President  -  Corporate
                                         Services
     John F. Olmstead            53      Senior Vice President - Capital Markets
                                         Group & Assistant Secretary
     John A. Reed                43      Senior Vice President - Administration
     Richard H. Abernethy        44      Vice President - Portfolio Management
     Robert A. Golden            51      Vice President - Sales

              See "Election of Directors - Nominees" above for a description of Mr. Walker's background and the positions held by Mr. Walker with the Company.

              Mr. DiPaolo has been Senior Vice President - Chief Financial Officer and Treasurer of the Company since March 1997. Mr. DiPaolo joined the Company in July 1990 as an Assistant Treasurer and has held several positions in the treasury and credit administration departments until October, 1991. From October 1991 to January 1992, Mr. DiPaolo was Vice President - Controller of the Company. From January 1992 to November 1995, Mr. DiPaolo was Senior Vice President - Controller and Assistant Secretary of the Company. From November 1995 to March 1997, Mr. DiPaolo was Senior Vice President - Finance and Business Development for the Company. Prior to July 1990, he held the offices of Chief Financial Officer for the Mile High Kennel Club, Inc. and Vice President - Controller for VICORP Restaurants, Inc. and was an audit manager for Coopers & Lybrand. Mr. DiPaolo is an officer, but not a director, of CAII.

              Mr. Fabian has been Senior Vice President - Corporate Services of the Company since April 1991. Prior to joining the Company, he was Vice President of Human Resources for MAI Systems Corporation, Vice President of Human Resources for Contel Computer Systems and Vice President of Human Resources for TRW-Fujitsu. Before that, he held human resources positions for eleven years with Data General and Honeywell Information Systems. Mr. Fabian is an officer, but not a director, of CAII.

              Mr. Olmstead has been Vice President - Capital Markets Group and Assistant Secretary of the Company since September 1991. Mr. Olmstead joined the Company as a Vice President in December 1988. From 1969 through 1983, Mr. Olmstead was a co-owner of Finalco, Inc., an independent leasing company, and served as a senior officer of Finalco Corporation. From 1983 through the present, Mr. Olmstead has served as Chairman of the Board of Neo-Kam Industries, Inc., Matchless Metal Polish Company, Inc., and ACL, Inc. Mr. Olmstead is an officer, but not a director, of CAII.

              Mr. Reed has been Senior Vice President - Administration of the Company since June 1998. Mr. Reed joined the Company in January 1990 as an Assistant Secretary and Tax Director. From October 1991 to April 1994, Mr. Reed was Vice President - Credit. From April 1994 to October 1997, Mr. Reed was Vice President - Marketing. From October 1997 to June 1998, Mr. Reed was Vice President - Capital Markets Group. Prior to joining the Company, Mr. Reed was employed for eight years by Coopers & Lybrand serving in various capacities, the most recent being Tax Manager. Mr. Reed is an officer, but not a director of CAII.

              Mr. Abernethy has been Vice President - Portfolio Management of the Company since October 1997. Mr Abernethy joined CAII in April 1992, as the Equipment Valuation Manager. From September 1994 to October 1997, Mr. Abernethy was Vice President - Asset Management of the Company. Prior to joining CAII, Mr. Abernethy was employed by Barclays Leasing for six years where he served as Equipment Manager with similar duties. Mr. Abernethy is not an officer or director of the Company but does serve as an officer of CAII.

              Mr. Golden has been Vice President - Sales of the Company since May 1996. Mr. Golden was Vice President - National Sales Manager from September 1994 to May 1996. Mr. Golden joined the Company in 1993 as a Branch Manager. Prior to joining the Company, he was an Executive Vice President with the U.S. Funds Group, President of BoCon Capital Group and Vice President with Ellco/GE Capital. Mr. Golden is an officer, but not a director, of CAII.

EXECUTIVE COMPENSATION

              COMPENSATION AND OPERATIONS COMMITTEE REPORT. The Compensation and Operations Committee is composed currently of Messrs. Edwards and Walker. Mr. Lacey was a member until he resigned in April 1998. The Company's compensation programs are designed to (1) relate the level of compensation paid to individual executive officers and all executive officers as a group to the Company's success in meeting its annual and long-term performance goals and business plans, (2) reward individual, group and team achievement(s), (3) attract and retain executives capable of leading the Company to meet its performance and business plan goals and (4) motivate executive officers to enhance long-term stockholder value.

              The Compensation and Operations Committee annually evaluates the total cash compensation (including base salary and incentive cash compensation) paid to, Common Stock and stock option ownership of, the Company's executive officers, including its Chief Executive Officer, in light of corporate performance compared with the Company's business plan and the performance of other independent leasing companies. The Company has considered and will continue to consider the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and any stock options granted under any employee stock option plan will meet the requirement of being performance based, the Compensation and Operations Committee believes that this section will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

              The Company's Fiscal 1998 executive officer compensation program was composed entirely of base salary compensation, cash bonuses and the grant of stock options. The base salary compensation of each of the Company's executives was established with survey data of compensation paid by other independent leasing companies and was within the salary range for executives performing similar duties and having similar responsibilities at such other companies. The Compensation and Operations Committee also relied, in part, on other subjective considerations in setting executive officer compensation levels based on the Company's overall performance goals.

              In  October  1997,  the  Compensation  and  Operations   Committee
approved the Capital Associates Cash Incentive Bonus Plan for the Fiscal Year Ending May 31, 1998 (the "1998 Cash Bonus Plan"). The 1998 Cash Bonus Plan consisted of a bonus based on the Company achieving its targeted earnings and lease originations for Fiscal 1998. Assuming targeted earnings were met, the bonus was to be 20% of the Company's pre-tax earnings, reduced by one-third if the targeted lease originations were not met. Each executive officer's share of the bonus pool amount was based, in part, on the Company achieving certain earnings targets and, in part, on the officer achieving the officer's personal performance targets (which were identified in an attachment to the 1998 Cash Bonus Plan). In setting the earnings targets, the personal performance targets and the vesting percentages in the 1998 Cash Bonus Plan, the Compensation and Operations Committee sought to motivate management to increase operating earnings in a responsible manner and with a view to establishing a basis for sustained growth of the Company's stock price all in the context of (1) the Company's performance against its Fiscal 1998 business plan, (2) the percentage of earnings from ordinary operations as opposed to extraordinary or non-recurring transactions and (3) the performance of the Company's Common Stock during Fiscal 1998. Based on the foregoing, and in recognition of (a) the significant improvement in the Company's net income from operations (adjusted for one-time items and charges in Fiscal 1998) as compared to Fiscal 1997 (b) the Company's failure to meet the targeted lease originations and (b) stock performance, the Compensation and Operations Committee approved a bonus amount of $180,000 for all of the senior officers, $14,000 of which was awarded to Mr. Walker. See "Summary Compensation Table" for a discussion of the bonuses awarded to the Named Executive Officers, as defined below.

              The Compensation and Operations Committee reviewed the Common Stock and stock option ownership of the Company's executives at the end of Fiscal 1998. Based on that review, the Compensation and Operations Committee determined that increases in the price of the Common Stock during Fiscal 1998, assuming the Company met its financial goals in Fiscal 1998, would not be sufficient to reward the Company's executives, each of whom owns Common Stock and stock options as the result of compensation awards in prior fiscal years, for outstanding performance in Fiscal 1998 and, therefore, did make additional awards of stock option grants to the executive officers in May 1998.

              Until April 1998, Dennis J. Lacey was the Company's President and Chief Executive Officer. Mr. Lacey's compensation during Fiscal 1998 was governed by the terms of the Lacey Employment Agreement, which is described in detail in "Executive Officers - Executive Employment Agreements" below.

              In April 1998, the Special Compensation Committee, consisting of Messrs. Edwards, Jacobs and Sharpe, set Mr. Walker's Fiscal 1998 compensation on becoming an employee of the Company and assuming the additional responsibilities of President and Chief Executive Officer of the Company. The Special Compensation Committee also negotiated on behalf of the Company an Employment Agreement with Mr. Walker that commenced in April 1998 and continues until May 31, 2001, unless sooner terminated pursuant to its terms, which is described in detail in "Executive Officers - Executive Employment Agreements" below. The employment agreement with Mr. Walker is based on both quantitative and qualitative factors directly linked to the Company's performance, achievement of short-term and long-term objectives, the enhancement of stockholder value.

              For Mr. Lacy's and Walker's base compensation and cash bonuses, see "Executive Officers - Summary Compensation Table" below.

              The Compensation and Operations Committee believes the Company's executive officer compensation programs serve the Company's best interests by attracting and retaining qualified professionals and providing those persons incentives to attain financial and other goals which benefit the Company and its stockholders.

                                          Compensation and Operations Committee

                                          James D. Edwards
                                          James D. Walker

                                          September 21, 1998

EXECUTIVE EMPLOYMENT AGREEMENTS.

              THE LACEY EMPLOYMENT AGREEMENT. During Fiscal 1998, the terms of Mr. Lacey's compensation were governed by the Lacey Employment Agreement (as defined below).

              On October 2, 1995, the Company and Mr. Lacey executed that certain Second Amended and Restated Dennis J. Lacey Executive Employment Agreement (the "Lacey Employment Agreement") whereby, effective as of October 2, 1995: (1) the term was extended through September 30, 1997 (subject to the early termination provisions set forth in the Lacey Employment Agreement), (2) Mr. Lacey's base salary increased to $250,000, (3) Mr. Lacey's right to receive the unearned 450,000 Incentive Shares (on a pre-Reverse Stock Split basis) under the prior Lacey Employment Agreement was canceled, (4) Mr. Lacey was granted options under the Amended and Restated Stock Option Plan of Capital Associates, Inc. to acquire 75,000 shares of Common Stock at an exercise price of $1.6875 per share, all of which were fully vested and immediately exercisable on the date of grant and all of which expire in October 2005, and (5) the change of control provisions in the Lacey Employment Agreement were eliminated with respect to any change of control effected by MCC and/or its affiliates.

              Pursuant to the Lacey Employment Agreement, Mr. Lacey received an automobile allowance of $500 per month and was entitled to participate in all Company benefit plans. Mr. Lacey was also entitled to severance benefits upon the termination of his employment with the Company for any reason, including a change of control of the Company, unless his termination was voluntary or for cause. The severance benefits were equal to 100% of his base salary, were to be paid in twelve (12) equal monthly installments and will be reduced by any salary Mr. Lacey received from subsequent employment during such 12-month period. The Lacey Employment Agreement provided that the Company will pay Mr. Lacey his share of any bonuses declared by the Company's Compensation and Operations Committee, prorated based upon the aggregate dollar amounts of the bonus and Mr. Lacey's employment for the portion of the year prior to his termination date. The Company also agreed to maintain Mr. Lacey's health insurance for the period during which Mr. Lacey received severance payments.

              By Extension and Amendment of the Second Amended and Restated Dennis J. Lacey Employment Agreement ("Third Amendment"), dated as of June 27, 1997, and having an Effective Date of October 1, 1997, a long term incentive bonus program was established (which is in addition to the annual cash bonuses declared by the Board's Compensation and Operations Committee, as described above), to be paid annually by the setting of incremental annual goals which can lead to the attainment of certain long term goals to be determined and set by the Executive Committee. The Third Amendment also provided an increase in the automobile allowance to $1,000 per month from $500 per month, extension of the Lacey Employment Agreement to September 30, 1999, additional annual stock option grants under the 1996 Plan which equal those granted to the non-employee Directors under the Non-Employee Director Stock Option Plan and an amendment to the "Change of Control" termination provision, providing upon termination an immediate payment to Mr. Lacey of 100% of Mr. Lacey's base salary for a two year period, provided Mr. Lacey agreed not to compete (as defined therein) against the Company during those two years. Mr. Lacey resigned in April 1998 and the Lacy Employment Agreement terminated.

              THE WALKER EMPLOYMENT AGREEMENT. The Company entered into an Employment Agreement with Mr. Walker, dated as of April 7, 1998 (the "Walker Employment Agreement"), whereby: (1) Mr. Walker's employment with the Company as President and Chief Executive Officer (in addition to his existing office as Chairman of the Board) commenced on April 7, 1998, and continues until May 31, 2001 and, thereafter, the term will be automatically renewed for successive one year terms unless either provides the other notice to terminate 60 days prior to the end of the then current term; (2) Mr. Walker's annual base salary is $350,000; (3) Mr. Walker is to receive incentive compensation equal to 4% of the Company's pre-tax earnings, which percentage can be increased or decreased by the percentage change in the average closing price of the Company's common stock for the last four months of the current fiscal year as compared to the same period in the prior fiscal year, but in no event will it be adjusted lower than 3% or higher than 6%; (4) Mr. Walker will be granted stock options annually, equal to those granted to the non-employee Directors; (5) Mr. Walker's Director's fees will continue, including the additional fee for Mr. Walker's service as Chairman of the Board; (6) payments are to be made to MCC to reimburse it for certain group benefit plans and MCC's SEP/IRA plans provided to Mr. Walker; (7) reimbursement is made to Mr. Walker of his reasonable expenses incurred in carrying out his duties; and (8) payment is to be made to Mr. Walker of severance benefits in the event of his involuntary termination without cause or due to a change of control of the Company, equal to the greater of (i) three times his annual base salary or (ii) his base salary to the end of the term of the Walker Employment Agreement, plus the pro rated amount of the incentive compensation Mr. Walker would have received for the fiscal year in which such termination occurs. The Walker Employment Agreement also acknowledges Mr. Walker's duties as an officer and director of MCC and his duties in the event of a conflict of interest between the Company and MCC, and requires Mr. Walker to abide by certain non-disclosure and non-use of the Company's confidential information and his agreement not to solicit employees or customers of the Company.

              SUMMARY COMPENSATION TABLE. The following table provides certain summary information for Fiscal 1998, Fiscal 1997 and Fiscal 1996, concerning compensation awarded or paid to, or earned by, the Company's current Chief Executive Officer and each of the four other executive officers of the Company whose aggregate base salary and bonus for Fiscal 1997 exceeded $100,000 and one executive officer who resigned his offices in April 1998 (collectively referred to herein as the "Named Executive Officers"):


                                                                                                       Long-Term
                                                                                                     Compensation
                                                                                     --------------------------------------------
                        Fiscal
                         Year
     Name and           Ended
     Position           5/31                   Annual Compensation                              Awards                  Payouts
-------------------    -------    ----------------------------------------------     --------------------------       -----------
                                                                      Other          Restricted      Securities
                                                                      Annual            Stock        Underlying          LTIP
                                  Salary (1)      Bonus(8)        Compensation         Awards          Options          Payouts
                                  --------------- ----------     --------------      ----------      ----------       -----------
James D.  Walker,
President, Chief        1998      $ 42,500        $14,000 (9)     $     -0-             -0-           35,000          $     -0-
Executive, Chairman     1997            -0-       $    -0-        $     -0-             -0-               -0-         $     -0-
of the Board (2)        1996            -0-       $    -0-        $     -0-             -0-               -0-         $     -0-

Dennis J. Lacey,
President, Chief        1998      $243,339        $    -0-        $ 15,585 (13)         -0-               -0-               -0-
Executive Officer &     1997      $256,800        $75,000         $ 11,160 (14)         -0-               -0-         $ 76,922 (22)
Director (2)            1996      $252,362        $50,000         $  9,193 (15)         -0-           75,000 (21)           -0-

Anthony M. DiPaolo,
Senior Vice             1998      $138,030        $45,000 (10)          -0-             -0-           25,000                -0-
President, Chief        1997      $110,722        $20,000               -0-             -0-               -0-         $ 45,335 (23)
Financial Officer &     1996      $ 99,097        $13,000               -0-             -0-               -0-               -0-
Treasurer

John F. Olmstead,
Senior Vice             1998      $173,304        $45,000 (11)    $  1,600 (16)         -0-           25,000                -0-
President, Capital      1997      $164,300        $40,000               -0-             -0-               -0-         $ 81,527 (24)
Markets Group &         1996      $164,300        $30,000               -0-             -0-               -0-               -0-
Assistant Secretary

John A. Reed, Senior    1998      $152,045(4)     $ 9,000 (12)    $  1,600 (17)         -0-           15,000                -0-
Vice President -        1997      $ 88,126        $17,000               -0-             -0-               -0-         $ 21,225 (25)
Administration (3)      1996      $ 80,256        $ 8,500               -0-             -0-               -0-               -0-

Robert A. Golden,       1998      $136,343(5)     $    -0-        $  5,985 (18)         -0-            3,750                -0-
Vice President -        1997      $178,320(6)     $    -0-        $ 13,316 (19)         -0-               -0-         $ 18,000 (26)
Sales                   1996      $165,362(7)     $    -0-        $  6,000 (20)         -0-               -0-               -0-


(1) Includes an accrual of $6,800 in each of Fiscal 1998, 1997 and 1996 for premium paid on behalf of each Named Executive Officer, except Messrs. Golden, Reed and Walker, for a universal life insurance policy pursuant to an insurance benefit plan (the "Insurance Plan"). The amount of the annual premium allowance under the Insurance Plan is determined by a formula based on the value of certain benefits relinquished by the Named Executive
     Officers  (except  Messrs.  Golden,  Reed and Walker)  under the  Company's

     401(k) plan, from which such officers voluntarily withdrew during the fiscal year ended May 31, 1991 in order to prevent the Company's 401(k) plan from being "top heavy" under applicable Treasury regulations.

(2) In April 1998, Mr. Lacey resigned from his offices with the Company and Mr. Walker was elected to the offices of President and Chief Executive Officer.

(3) In June 1998, Mr. Reed was elected to the office of Senior Vice President - Administration.

(4)  Includes $54,526 in commissions.

(5)  Includes $21,243 in commissions.

(6)  Includes $63,320 in commissions.

(7)  Includes  $29,799  of  relocation  expenses  that were reimbursed in Fiscal
     1996.

(8)  All bonuses were paid in the following fiscal year.

(9) $9,333 paid this year and payment of the remaining one-third ($4,667) is deferred to June 1, 2001, provided Mr. Walker continues as an employee of the Company through that date.

(10) $30,000 paid this year and payment of the remaining one-third ($15,000) is deferred to June 1, 2001, provided Mr.. DiPaolo continues as an employee of the Company through that date.

(11) $30,000 paid this year and payment of the remaining one-third ($15,000) is deferred to June 1, 2001, provided Mr.. Olmstead continues as an employee of the Company through that date.

(12) $6,000 paid this year and payment of the remaining one-third ($3,000) is deferred to June 1, 2001, provided Mr.. Reed continues as an employee of the Company through that date.

(13) Includes $12,000 automobile allowance, $1,985 in insurance premiums paid for term life and disability insurance and $1,600 for travel expense paid with respect to employee's spouse accompanying employee on business travel.

(14) Includes a $6,000 automobile allowance, $3,560 of premiums paid for term life and disability insurance and $1,600 for travel expense paid with respect to employee's spouse accompanying employee on business travel.

(15) Includes a $6,000 automobile allowance and $3,193 of premiums paid for term life and disability insurance.

(16) Travel expense paid with respect to employee's spouse accompanying employee on business travel.

(17) Travel expense paid with respect to employee's companion accompanying employee on business travel.

(18)     Automobile allowance.

(19) Includes a $6,000 automobile allowance and $7,316 in relocation expenses.

(20)     Automobile allowance.

(21) Through October 1, 1995, Mr. Lacey was entitled to earn up to 500,000 Incentive Shares (on a pre-Reverse Stock Split basis) under the Lacey Employment Agreement, subject to certain earnout arrangements tied to incremental increases in the trading price of the Common Stock. As of October 2, 1995, the Incentive Share program was terminated, canceling Mr. Lacey's right to receive 450,000 unearned Incentive Shares (on a pre-Reverse Stock Split basis) and Mr. Lacey received an option to acquire 75,000 shares of Common Stock (which option was fully vested on the date of grant) at an exercise price of $1.6875 per share. See the discussion of the Lacey Employment Agreement in "Executive Officers - Executive Employment Agreements" above.

(22) In Fiscal 1997, Mr. Lacey received $76,922 of proceeds (net of the option exercise prices) from the sale of options to acquire 78,750 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(23) In Fiscal 1997, Mr. DiPaolo received $45,335 of proceeds (net of the option exercise prices) from the sale of options to acquire 40,000 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(24) In Fiscal 1997, Mr. Olmstead received $81,527 of proceeds (net of the option exercise prices) from the sale of options to acquire 56,250 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(25) In Fiscal 1997, Mr. Reed received $21,255 of proceeds (net of the option exercise prices) from the sale of options to acquire 20,000 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

(26) In Fiscal 1997, Mr. Golden received $18,000 of proceeds (net of the option exercise prices) from the sale of options to acquire 15,000 shares of Common Stock to the Company pursuant to the Stock Option Repurchase Program.

              STOCK OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth information concerning stock option grants made in Fiscal 1998 to the Named Executive Officers. There were no grants of stock appreciation rights ("SARs") to said individuals during Fiscal 1998.



                                INDIVIDUAL GRANTS

      Name
                                                                                                           Potential Realizable
                               Number of           % of Total                                                Value at Assumed
                                 Shares              Options                                              Annual Rates of Stock
                               Underlying          Granted to         Exercise                            Price Appreciation for
                                Granted           Employees in         Price          Expiration             Option Term (2)
                              Options (1)          Fiscal 1998       ($/share)           Date         ------------------------------
                             -------------        ------------      ------------    --------------         5%               10%

James D. Walker                  35,000               13.42            $ 4.125         05/06/08         $ 90,797          $ 230,097
Anthony M. DiPaolo               25,000                9.59            $ 4.125         05/06/08         $ 64,855          $ 164,355
John F. Olmstead                 25,000                9.59            $ 4.125         05/06/08         $ 64,855          $ 164,355
John A. Reed                     15,000                5.75            $ 4.125         05/06/08         $ 38,913          $  98,613
Robert A. Golden                  3,750                1.44            $ 4.125         05/06/08         $  9,728          $  24,653
Dennis J. Lacey (3)                -0-                 N/A               N/A              N/A              N/A               N/A


(1) The options granted will vest over four years at the rate of 25% following each of the first, second, third and fourth anniversaries of the date of grant.

(2) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of the Company as to the likely trend in the stock price. Actual gains, if any, on stock option exercises and the sale of Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3)  In April 1998, Mr. Lacey resigned his from his offices with the Company.

              OPTION EXERCISES AND HOLDINGS. The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during Fiscal 1998 and unexercised stock options held as of the end of Fiscal 1998 (after giving effect to sales of stock options to the Company pursuant to the Stock Option Repurchase Program discussed below):



                       Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values


                                                                                                        Value of Unexercised In-the-
                                                                   Number of Unexercised              money
                          Number of                                Number of Unexercised                Options  at Year End (2)
                           Shares             Value                 Options at Year End              ------------------------------
                         Acquired on        Realized on             -------------------
     Name                Exercise(1)        Exercise (1)         Exercisable Unexercisable           Exercisable     Unexercisable
     ----                --------           --------             ----------- -------------           -----------     -------------


James D. Walker              -0-                -0-              36,667             45,000             $62,564                -0-
Anthony M.                   -0-                -0-              10,000             25,000             $ 34,450               -0-
DiPaolo
John F. Olmstead             -0-                -0-              18,750             25,000             $ 53,250               -0-
John A. Reed                 -0-                -0-              5,000              15,000             $17,225                -0-
Robert A. Golden             -0-                -0-              13,750             3,750              $ 35,781               -0-
Dennis J. Lacey (3)        75,000             $210,938           26,250              -0-               $ 63,694               N/A


(1) See "Stock Option Repurchase Program" below and "Executive Officers - Summary Compensation Table" above for information concerning sales of stock options by Named Executive Officers to the Company during Fiscal 1997.

(2) The value of unexercised in-the-money options at the end of Fiscal 1997 is based on the closing price of the Common Stock as reported on the NASDAQ/NMS at May 31, 1998 ($4.125 per share), less the exercise price per share of the options.

(3) In April 1998, Mr. Lacey resigned from his offices with the Company.


              STOCK OPTION REPURCHASE PROGRAM. Effective as of May 31, 1996, the Company adopted and implemented its Stock Option Repurchase Program, pursuant to which it repurchased 401,367 stock options granted under its employee stock option plan from 33 employees at a price of $2.45 per option share less the exercise price of the repurchased stock options (a total repurchase price, net of option exercise amounts, of $557,240). See "Executive Compensation - Summary Compensation Table" to determine the Named Executive Officers who participated in this program.

              LONG-TERM INCENTIVE PLANS. See "Summary Compensation Table" and "Stock Option Grants in Last Fiscal Year" above for a discussion of long-term incentive plan awards in Fiscal 1998. See also "Stock Option Repurchase Program" above for information concerning sales of stock options by the Named Executive Officers to the Company during Fiscal 1997.

              PERFORMANCE GRAPH. The following graph is a comparison of cumulative total return on investment among the Company, the NASDAQ Composite Index (the "NASDAQ Index") and a peer group index consisting of certain independent leasing companies (the "Peer Group Index"):












                        [PERFORMANCE GRAPH APPEARS HERE)


















                      1993       1994       1995       1996       1997      1998
                      ----       ----       ----       ----       ----      ----

    NASDAQ            $100       $105       $125       $182       $205      $261
SELECTED PEER         $100       $138       $185       $251       $340      $509
     CAI              $100       $ 78       $ 64       $133       $156      $178

* Assumes $100 Investment on January 1, 1993 and reinvestment of dividends into additional shares of same class.

* Select Peer Group is comprised of the following independent leasing companies:

                Amplicon
                Comdisco, Inc.
                Sunrise Leasing

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Holders") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file.

              To the Company's knowledge, during Fiscal 1998, all Section 16(a) filing requirements applicable to its directors, officers and 10% Holders were complied with.

                              CERTAIN TRANSACTIONS

              In November 1995, MCC acquired voting control of the Company through a private stock purchase transaction and the delivery to MCC of proxies for shares of Common Stock subject to purchase in the future pursuant to agreements (the "Stock Purchase Agreements") executed by and among MCC, Messrs. Jack Durliat and Gary M. Jacobs, who, at that time, were two of the Company's largest stockholders. Pursuant to these Stock Purchase Agreements, MCC acquired 65,120 shares of Common Stock for a purchase price of $3.30 per share, or an aggregate amount of $214,896. In January 1995, MCC purchased 75,000 shares of Common Stock for a purchase price of $2.00 per share, or an aggregate amount of $150,000. In addition, MCC acquired (1) the right to purchase an additional 1,245,000 shares of Common Stock in the future for an aggregate purchase price of approximately $4.5 million and (2) proxies from Messrs. Durliat and Jacobs to vote such shares, pending their purchase. In January 1996, 1997 and 1998, MCC completed the purchase of 550,000, 437,500 and 257,500 shares, respectively, of Common Stock for a purchase price of $3.30, $3.70 and $4.02 per share, respectively, or an aggregate amount of $4,468,900.

              The Company leased from MCC office space for its Southeast Region Office and paid MCC rent in the amount of $23,060 for Fiscal 1998. The Company reimbursed MCC $8,449 for insurance on certain aircraft that had been returned after lease expiration.

              During Fiscal 1998, 1997 and 1996, the Company paid the following amounts to the Messrs. Buckland and Walker, who are each 50% stockholders of MCC, for Executive Committee fees and under their consulting agreements:

                           Fiscal 1998        Fiscal 1997        Fiscal 1996
                           -----------        -----------        -----------

Mr. Buckland                 $187,500           $187,500           $135,334
Mr. Walker                   $218,750           $250,000           $135,334

See "Election of Directors - Director Compensation" for a description o the incentive compensation received by Messrs. Buckland and Walker in Fiscal 1997 and Fiscal 1998, under their respective Consulting Agreements. Also, in Fiscal 1997, the Company paid Mr. Walker $150,000 for relocation expenses.

              The Company purchases substantially all of its office supplies from CEI. Mr. Jacobs is an executive officer of CEI. The Company does not presently have, and does not anticipate that it will enter into in the future, a written purchase/supply contract with CEI. The Company paid CEI approximately $46,000 in Fiscal 1998 for office supplies.

              The Company believes that the transactions described above and under the subheading "Election of Directors - Compensation and Operations Committee Interlocks and Insider Participation" were on terms no less favorable to the Company than could have been obtained in arm's length transactions. All transactions or loans between the Company and its directors, officers, principal stockholders and their affiliates have been, and similar future transactions or loans will be, approved in advance by disinterested directors and have been or will be on terms believed by the Company to be no less favorable to the Company than those which could be obtained in arm's length transactions.

                             PRINCIPAL STOCKHOLDERS

              The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by each person known by the Company to own more than 5% of the outstanding Common Stock ("Major Stockholders"):

                                                Beneficial Ownership(3)

                                           Number of Shares          Percent

James D. Walker (1)                           1,462,204                28.53%
7175 West Jefferson Avenue, Suite 4000
Lakewood, Colorado 80235

William H. Buckland (1)                       1,461,905                28.52%
8180 Greensboro Drive, Suite 1000
McLean, Virginia 22102

ROI Capital Management, Inc. (2)               611,200                 11.92%
17 East Sir Francis Drake Boulevard - #225
Larkspur, California 94939

Gary M. Jacobs (3)                             363,253                  7.09%
2995 Baseline Road
Boulder, Colorado  80303

(1) Messrs. Buckland and Walker, who otherwise are unrelated to each other, each own 50% of the issued and outstanding capital stock of MCC and MCC World Aviation Associates, Inc. ("MCC World"). MCC and MCC World, each having the address of 8180 Greensboro Drive, Suite 1000, McLean, Virginia 22102, are record owners of 2,833,369 and 23,706 shares, respectively, of Common Stock, which represents 55.28% and .46%. respectively of the issued and outstanding Common Stock. Messrs. Buckland and Walker also own 33,367 and 33,667 vested stock options, respectively, for the purchase of Common Stock. These amounts do not include 45,000 unvested stock options for the purchase of Common Stock, granted to each of Messrs. Buckland and Walker.

(2) As disclosed in the Schedule Form 13 G filed with the United States Securities And Exchange Commission on June 6, 1998

(3) Includes (a) 25,971 shares of Common Stock that Mr. Jacobs is entitled to acquire upon the exercise of vested stock options, (b) 3,000 shares held in the name of Mr. Jacobs' minor children for which he disclaims beneficial ownership and (c) another 334,282 shares held of record. This does not include 5,000 unvested stock options owned by Mr. Jacobs.

(3) A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date upon the exercise of options. The record ownership of each beneficial owner is determined by assuming that stock options that are held by such person and that are exercisable within sixty (60) days from the Record Date have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such stock options.

              The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by directors who are not Major Stockholders, the Named Executive Officers and the directors and executive officers as a group:


                                                   Management Ownership(8)
                                                ------------------------------
       Holder                                   Number of Shares       Percent
       ------                                   ----------------       -------

Anthony M. DiPaolo (1)                               26,000              .51%
James D. Edwards (2)                                 95,250             1.86%
Robert A. Golden (3)                                 14,750              .29%
John F. Olmstead (4)                                 47,250              .92%
John A. Reed (5)                                     11,000              .21%
Robert A. Sharpe II (6)                               7,959              .16%
Dennis J. Lacey (7)                                  47,200              .92%
Directors and Executive Officers (other than        249,409             4.87%
Major Stockholders) as a Group (7 persons)

(1) Includes 10,000 shares of Common Stock that Mr. DiPaolo is entitled to acquire upon the exercise of vested stock options. This does not include 25,000 shares subject to unvested stock options granted to Mr. DiPaolo.

(2) Includes 81,250 shares of Common Stock that Mr. Edwards is entitled to acquire upon the exercise of vested stock options. This does not include 5,000 shares subject to unvested stock options granted to Mr. Edwards.

(3) Includes 13,750 shares of Common Stock that Mr. Golden is entitled to acquire upon the exercise of vested stock options. This does not include 3,750 shares subject to unvested stock options granted to Mr. Golden.

(4) Includes 18,750 shares of Common Stock that Mr. Olmstead is entitled to acquire upon the exercise of vested stock options. This does not include 25,000 shares subject to unvested stock options granted to Mr. Olmstead.

(5) Includes 5,000 shares of Common Stock that Mr. Reed is entitled to acquire upon the exercise of vested stock options. This does not include 15,000 shares subject to unvested stock options granted to Mr. Reed.

(6) Includes 7,959 shares of Common Stock that Mr. Sharpe is entitled to acquire upon the exercise of vested stock options. This does not include 5,000 shares subject to unvested stock options granted to Mr. Sharpe.

(7) Includes 26,250 shares of Common Stock that Mr. Lacey is entitled to acquire upon the exercise of vested stock options.

(8) A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date upon the exercise of options. The record ownership of each beneficial owner is determined by assuming that options that are held by such person and that are exercisable within sixty (60) days from the Record Date have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

              The Board has appointed KPMG Peat Marwick LLP, certified public accountants, as auditors to examine the financial statements of the Company for Fiscal 1999 and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. KPMG Peat Marwick LLP has served as the Company's auditors since May 3, 1993.

              In the event that the stockholders do not ratify the appointment of KPMG Peat Marwick LLP, the adverse vote will be considered as a direction to the Board to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for Fiscal 1999 will be permitted to stand unless the Board finds other reasons for making a change. It is understood that even if the selection of KPMG Peat Marwick LLP is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

              A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

              Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 annual meeting, they must be received by the Company not later than May 28, 1999. Such proposals should be addressed to the Company at 7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235, Attn: Corporate Secretary.

              Proxies which confer discretionary authority will be able to be voted on stockholder proposals that the stockholders do not request be included in the Company's Proxy Statement but plan to present at the Company's next Annual Meeting of Stockholders, unless the Company receives notice of the proposals by no later than May 28, 1999.

                                  OTHER MATTERS

              Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting of Stockholders and
Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                                  FORM OF PROXY

                            CAPITAL ASSOCIATES, INC.
                           7175 WEST JEFFERSON AVENUE
                            LAKEWOOD, COLORADO 80235

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                October 23, 1998

     The undersigned hereby appoints each of James D. Walker and Philip J. Teigen as proxies and attorneys-in-fact for the undersigned with full power of substitution to vote on behalf of the undersigned at the 1998 Annual Meeting of Stockholders of Capital Associates, Inc. ("Company") to be held on October 23, 1998, starting at 8:30 a.m. (local time), in the Hampden Room of the Holiday Inn, 7390 West Hampden, Lakewood, Colorado 80235 and at any adjournment(s) or postponement(s) thereof, all shares of the Common Stock $.008 par value, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given by the undersigned.

     It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of Annual Meeting of Stockholders to the undersigned. The proxies and attorneys intend to vote the shares represented by this proxy on such matters, if any, as determined by the Board of Directors.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1.  ELECTION OF DIRECTORS   FOR all nominees____        WITHHOLD  AUTHORITY____
                            (except as indicated        to vote for all nominees
                             to the contrary)

Nominees:  William H. Buckland,  James  D. Edwards,  Gary  M. Jacobs,  Robert A.
           Sharpe, II and James D. Walker

To  withhold  authority  to  vote  for  any  individual   nominee,   write  that
individual's name in the space provided below.

--------------------------------------------------------------------------------

2. Ratification of KPMG Peat Marwick LLP as auditors for the Company for the 1999 fiscal year:

    FOR____                       AGAINST____                        ABSTAIN____

       The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and Annual Report furnished herewith.

       Please sign exactly as name appears at below:

       Dated:______________________________      _______________________________
                                                 Signature


                                                 -------------------------------
                                                 Signature (if held jointly)

     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.